As filed with the Securities and Exchange Commission on January 30, 2013

Registration Statement No. 333-123666

Registration Statement No. 333-118619

Registration Statement No. 333-12958

Registration Statement No. 333-11288

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1 to Form S-8 Registration Statement No. 333-123666

POST-EFFECTIVE AMENDMENT NO. 1 to Form S-8 Registration Statement No. 333-118619

POST-EFFECTIVE AMENDMENT NO. 1 to Form S-8 Registration Statement No. 333-12958

POST-EFFECTIVE AMENDMENT NO. 2 to Form S-8 Registration Statement No. 333-11288

CDC Corporation

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11/F ING Tower

308 Des Voeux Road Central

Hong Kong

(Address, including zip code, and Telephone Number, including area code, of Registrant’s Principal Executive Offices)

CHINADOTCOM CORPORATION 2004 EMPLOYEE SHARE PURCHASE PLAN

ROSS SYSTEMS, INC. 1998 STOCK OPTION PLAN, AS AMENDED NOVEMBER 14, 2002

CHINADOTCOM CORPORATION 2000 EMPLOYEE SHARE PURCHASE PLAN

CHINA.COM CORPORATION 1999 STOCK OPTION PLAN

(Full Title of the Plan)

CDC Corporation

c/o Marcus A. Watson

Chief Restructuring Officer

Finley, Colmer and Company

5565 Glenridge Connector, Ste. 200

Atlanta, GA 30342

(Name and Address of Agent For Service)

(404) 414-6369

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Elizabeth G. Ryland, Esq.

WilmerHale

60 State Street

Boston, MA 02109

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

CDC Corporation (the “Company”) is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

•

Registration Statement on Form S-8 (Registration No. 333-123666), filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2005, registering 2,000,000 shares of the Company’s Class A common shares, par value US$0.00025 per share (the “Common Shares”) issuable pursuant to the Chinadotcom Corporation 2004 Employee Share Purchase Plan;

•

Registration Statement on Form S-8 (Registration No. 333-118619), filed with the SEC on August 27, 2004, registering 2,350,000 Common Shares (950,000 of which represented Common Shares that may have be issued upon the exercise of options which had been granted and 1,400,000 of which represented Common Shares that may have been issued upon the exercise of options which may have been granted), issuable pursuant to the Ross Systems, Inc. 1998 Stock Option Plan, as amended November 14, 2002;

•

Registration Statement on Form S-8 (Registration No. 333-12958), filed with the SEC on December 7, 2000, registering 500,000 Common Shares issuable pursuant to the Chinadotcom Corporation 2000 Employee Share Purchase Plan; and

•

Registration Statement on Form S-8 (Registration No. 333- 11288), filed with the SEC on December 28, 1999, as amended by Post-Effective Amendment No. 1 filed with the SEC on December 7, 2000, registering 8,000,000 Common Shares issuable pursuant to the China.com Corporation 1999 Stock Option Plan.

On December 19, 2012 (the “Effective Date”), the Court in the Company’s Chapter 11 bankruptcy proceeding entered its Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C. § 1129(a) and (b) and Fed.R.Bankr.P. 3020 Confirming the Second Amended Joint Plan of Reorganization of the Company (the “Plan”). Pursuant to the Plan, the Company and the Liquidation Trustee established the CDC Liquidation Trust (the “Liquidation Trust”). On the Effective Date, pursuant to the Plan, all shares of the Company held by shareholders of record on December 19, 2012, except for one share held in the name of the Liquidation Trustee, have been cancelled and fully-extinguished in exchange for a beneficial interest in the Liquidation Trust established by the Plan. As a result, the Company has terminated any and all of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the Effective Date.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has, in accordance with Rule 478 promulgated under the Securities Act, duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, a Special Administrative Region of the People’s Republic of China on January 30, 2013.

CDC CORPORATION

By:	/s/ Marcus A. Watson
Marcus A. Watson Chief Restructuring Officer